Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

DIGITAL LIGHTWAVE, INC.

ANNOUNCES FINANCING TRANSACTIONS

CLEARWATER, Fla., March 14, 2005 – Digital Lightwave, Inc. (Nasdaq: DIGL) today announced that on March 11, 2005, Optel Capital, LLC (“Optel”) converted $1.0 million of the $27.0 million Secured Convertible Promissory Note issued to Optel by Digital Lightwave, Inc. (the “Company”) on September 16, 2004. As a result of the conversion, the Company will issue 981,258 shares of the Company’s common stock to Optel. On February 28, 2005, the principal and accrued but unpaid interest on the Secured Convertible Promissory Note approximated $30.1 million. Optel is controlled by the Company’s largest stockholder and current Chairman of the Board, Dr. Bryan Zwan.

In addition, on March 11, 2005, the Company also borrowed $700,000 from Optel. The loan is evidenced by a secured promissory note, bears interest at 10.0% per annum, and is secured by a security interest in substantially all of the Company’s assets. Principal and any accrued but unpaid interest under the secured promissory note is due and payable upon demand by Optel at any time after May 31, 2005.

Robert F. Hussey, Interim Chief Executive Officer of the Company, commented, “We are pleased with Optel’s continued financial support of the Company during what we believe are the final stages of our restructuring. More importantly, this initial conversion of a portion of Optel’s’ convertible debt into the common stock of the Company is a tremendous vote of confidence in our employees and the new management team. This further demonstrates Optel’s commitment to the future success of the Company as its operations are improved and strengthened to take advantage of a more favorable telecom market in 2005.”

About Digital Lightwave, Inc.

Based in Clearwater, Florida, Digital Lightwave, Inc. (the “Company”) provides the global communications networking industry with products, technology and services that enable the efficient development, deployment and management of high-performance networks. Digital Lightwave’s customers — companies that deploy networks, develop networking equipment, and manage networks — rely on its offerings to optimize network performance and ensure service reliability. The Company designs, develops and markets a portfolio of portable and network-based products for installing, maintaining and monitoring fiber optic circuits and networks. Network operators and telecommunications service providers use fiber optics to provide increased network bandwidth to transmit voice and other non-voice traffic such as internet, data and multimedia video transmissions. The Company provides telecommunications service providers and equipment manufacturers with product capabilities to cost-effectively deploy and manage fiber optic networks. The Company’s product lines include: Network Information Computers, Network Access Agents, Optical Test Systems, and Optical Wavelength Managers. The Company’s wholly owned subsidiaries are Digital Lightwave (UK) Limited, Digital Lightwave Asia Pacific Pty, Ltd., and Digital Lightwave Latino Americana Ltda.

Forward – Looking Statements

Statements in this press release, other than historical data and information constitute forward-looking statements that involve risks and uncertainties. The forward-looking statements in this press release are based upon management’s beliefs, assumptions and expectations of the company’s future operations and economic performance, taking into account currently available information. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Accordingly, a number of factors could cause our actual results, performance, or achievements to be very different from the results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to, the risk factors set forth in the company’s filings with the Securities and Exchange Commission. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission, or otherwise.

Editor’s Note: Digital Lightwave® is a registered trademark of Digital Lightwave, Inc.

CONTACT:	MEDIA CONTACT:
Robert F. Hussey	Paul Sliwa
Interim Chief Executive Officer	Digital Lightwave, Inc.
Digital Lightwave, Inc.	Corporate Communications
727.519.2800	727.442.6677

###